EXHIBIT 5

WINDELS MARX LANE & MITTENDORF, LLP

September 14, 2006

To Whom it May Concern:

This firm serves as counsel to New Jersey Resources Corporation, a New Jersey corporation (the “Company”). In such role, we have participated in the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration of 1,500,000 shares of Common Stock relating to the New Jersey Resources Corporation Automatic Dividend Reinvestment Plan (the “Plan”).

We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Plan and such other corporate records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.

Based on the foregoing, we are of the opinion that authorized but not previously issued shares of Common Stock which may be issued under the Plan have been duly authorized and when issued in accordance with the terms of the Plan will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement. In giving such consent, we do not thereby admit that the firm is within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/S/  WINDELS MARX LANE & MITTENDORF, LLP